CINCINNATI BELL INC.

2018 - 2023 BUSINESS VALUE AWARD AGREEMENT

This Business Value Award Agreement (the “Award” or this “Agreement”) is made between Cincinnati Bell Inc. (the “Company” and, together with all of its subsidiary corporations and organizations, the “Employer”) and              (the “Employee”) and is effective as of May 1, 2018 (the “Effective Date”). By signing this Agreement, the Company and the Employee each agree to all of the terms of this Agreement.

1.	Business Value Award

The Compensation Committee of the Company’s Board of Directors (the “Committee”) hereby, on behalf of the Company and subject to the Employee signing this Agreement and thereby agreeing to all of the terms of this Agreement, agrees that, to the extent required by and in accordance with the terms of this Agreement, the Company shall pay an amount in cash equal to no more than the value of a specified number of Points to or with respect to the Employee.

A “Point” is a measure that is used to determine the amount of cash, if any, that will be distributed to or with respect to the Employee under this Award in the event of a Qualifying Transaction that occurs before May 1, 2023. The value of each Point is equal one tenth of one percent (.1% or .001) of the Award Pool Amount.

2.	Definitions

The terms used in this Award shall have the meanings indicated below.

2.1	“Award Grant Date” means the Effective Date of this Award to the Employee.

2.2	“Award of Points” means this Award to the Employee of Points.

2.3	“Award Pool Amount” means ten percent (10%) of the Net Value Created by the IT Segment.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Code” means the Internal Revenue Code of 1986, as amended.

2.6	“Committee” means the Compensation Committee of the Board.

2.7
“Disability” means the Committee’s determination that the Employee’s employment has terminated because the Employee is unable to perform all of the duties of the Employee’s then current position with the Employer because of a physical or mental condition and that such inability to perform such duties is reasonably expected to be permanent. In order to make such a determination of the Employee’s disability, the Committee may in its discretion require that the Employee’s condition of disability at the time of such termination of employment be certified to by a physician chosen or approved by the Committee or that the Employee present evidence that the Employee has been determined by the U.S. Social Security Administration to have been disabled at the time of such termination of employment.

2.8	“Employment Agreement” means any written employment agreement between the Company and the Employee.

2.9
“Expiration Date” means the date this Award expires, and shall occur on the earliest of: (a) the date the Employee’s employment with all Employer entities terminates (except as otherwise specifically provided in paragraph 4 of this Award); (b) May 1, 2023; (c) the date on which a “Change in Control” occurs for purposes of the LTIP, as such term is defined and determined under the LTIP; or (d) the date of a Qualifying Transaction; provided, however, that the Employee will retain the right to any Award payment triggered by a Qualifying Transaction, if any, that causes the Award to expire.

2.10
“IT Segment” means the Company’s IT Services and Hardware business, which is held as of January 23, 2018, by CBTS LLC and its subsidiaries, and includes businesses acquired subsequent to January 23, 2018, and properly allocable to the Company’s IT Services and Hardware business pursuant to accounting practices.

2.11
“IT Segment Transaction” means the consummation of any transaction (including an asset sale, stock sale, merger, initial public offering, spin-off, split-off or similar stock distribution) that results in at least 51% of the fair market value of the assets or equity of the IT Segment (determined at the time of the transaction by the Committee in good faith in its discretion) ceasing to be owned by the Company or any of its affiliates.

2.12	“LTIP" means the Cincinnati Bell Inc. 2017 Long-Term Incentive Plan.

2.13
“Net Value Created by the IT Segment” means the Transaction Value of the IT Segment, minus: (a) $211,000,000, which represents the investment of the Company and its subsidiaries in OnX Holdings LLC and its subsidiaries and Suntel Services Inc. and its subsidiaries; and (b) other IT Segment inorganic investments by the IT Segment or by the Company properly allocable to the IT Segment pursuant to accounting practices, based on the amount paid or invested by the Company and its subsidiaries as detailed in definitive purchase or merger agreements.

2.14
“Qualifying Transaction” means an IT Segment Transaction that occurs before May [•], 2023; provided that if an IT Segment Transaction (or such transaction along with another transaction or transactions occurring simultaneously or within 30 days of each other considered in the aggregate) results in at least 51% of the fair market value of the assets or equity of the Employer that are not part of the IT Segment ceasing to be owned by the Employer, then such transaction shall not constitute a Qualifying Transaction.

2.15
“Retirement” means the Employee’s termination of employment with the Employer: (a) more than two years after the Employee’s Award Grant; (b) other than by reason of the Employee’s fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith the Employee’s assigned duties, or any other reason for which a termination of employment would be deemed for “cause” under any Employment Agreement; and (c) after the Employee has attained at least age 55 and completed at least 10 years of employment with the Employer.

2.16
“Transaction Value of the IT Segment” means the total amount paid or payable at any time (including amounts initially escrowed that are not contingent on any event other than the passage of time) directly or indirectly, to, or for the benefit of, the Employer and/or its shareholders, as a result of an IT Segment Transaction, as determined by the Committee taking into account (without duplication):

a.	cash; plus

b.	equity or debt securities or other equity interests (at their value as of the IT Segment Transaction date); plus

c.
the face amount of any debt of the Employer that is customarily not included in working capital, that is (A) in a sale of assets, assumed or repaid by buyer(s) in connection with the IT Segment Transaction, or (B) in any IT Segment Transaction other than a sale of assets, assumed or repaid by buyer(s) or remaining on the balance sheet of an IT Segment entity after the IT Segment Transaction; plus

d.
if any real properly owned by the Employer is leased to the purchaser, an affiliate of the purchaser or to a third party in a transaction that is in any way related to the IT Segment Transaction (including any sale-leaseback transaction with a third party), an amount equal to the aggregate lease payments for the term of such lease; plus

e.	any other payments made to the Employer or to any of its shareholders in connection with the IT Segment Transaction.

No future potential payments that are contingent upon performance or upon the occurrence of certain future events (whether or not held in escrow), shall be included in the “Transaction Value of the IT Segment.”

3.	Payment of and Conditions for Award

Subject to the provisions of this paragraph 3, upon the occurrence of a Qualifying Transaction prior to the Expiration Date, and provided that the Employee satisfies the conditions described in paragraphs 4 and 5 below, the Company shall pay or cause an Employer entity to pay, after the consummation of such Qualifying Transaction (and in no event later than March 15 of the calendar year after the calendar year in which the Qualifying Transaction occurs), to the Employee (or the Employee’s beneficiary) an amount in cash equal to (a) .001, multiplied by (b) the number of Points awarded under paragraph 2.2 of this Agreement, and further multiplied by (c) the Award Pool Amount. In the event no Qualifying Transaction occurs prior to the Expiration Date, no payment shall be made to the Employee under this Award, and this Agreement shall terminate without any payment to the Employee. However, if as of May [•], 2023 this Award has not otherwise expired and the Company has entered into a definitive agreement for a transaction that would constitute a Qualifying Transaction if it were consummated by May [•], 2023, the Expiration Date will be extended and the Committee will deem such transaction to be a Qualifying Transaction if the terms of such definitive agreement, as amended, are in fact consummated.

Payment under this Award shall not be made to the extent that it would duplicate any amount that becomes payable to the Employee pursuant to LTIP awards as a result of a Qualifying Transaction. Therefore, notwithstanding any other provisions of this Agreement, payment under this Award shall be reduced if necessary in the event that a Qualifying Transaction is also a Change in Control as defined under the LTIP. If prior to the date that payment would otherwise be made under this Award, it is determined that the Employee has or will receive payments (whether in cash, stock, or a combination of the two) under LTIP awards due to a Qualifying Transaction (“LTIP payments”) that equal or exceed the payment that would otherwise be due under this Award, no payment shall be made under this Award. If prior to the date that payment is made under this Award, it is determined that the Employee has or will receive LTIP payments that are less than the payment that would otherwise be due under this Award, payment under this Award shall be reduced by the amount of such LTIP payments. The Committee has the power and sole discretion to make any such adjustments.

To illustrate the terms of this paragraph 3, if there is a Qualifying Transaction (that is not a Change in Control as defined under the LTIP), the Employee’s award is 30 Points, and the Net Value Created by the IT Segment is one hundred million ($100,000,000), then the Award Pool is $10,000,000, and the cash award payable to the Employee (subject to the other terms of this Award) is .001 x 30 x $10,000,000, or $300,000. The payment shall be made on a date determined by the Company that is no later than March 15th of the calendar year after the calendar year in which the Qualifying Transaction occurs.

Alternatively, if the above Qualifying Transaction is a Change in Control as defined under the LTIP and results in LTIP payments in the amount of $200,000, then the cash award payable to the Employee (subject to the other terms of this Award) is $100,000 ($300,000 as calculated above minus the $200,000 that becomes payable under the LTIP awards due to the Qualifying Transaction).

4.	Employment Condition (Applies Regardless of any Employment Agreement Terms)

Notwithstanding any other term of this Award or of any Employment Agreement, this Award expires immediately when the Employee is no longer employed by any Employer entity, except that if the Employee’s employment with all Employer entities terminates due to the Employee’s death, Disability, or Retirement prior to the date of a Qualifying Transaction, the Employee will continue to be treated as actively employed by the Employer for purposes of this Award until the Expiration Date, determined without regard to continued employment, provided that the Employee does not violate any non-compete or other agreement with the Employer (including but not limited to the provisions of paragraph 5). In the event of any such violation, this Award will be forfeited immediately, and no amount will be due or paid to the Employee (or the Employee’s beneficiary) pursuant to this Award.

For all purposes of this Agreement, the Employee’s employment with the Employer will be deemed to have terminated when the Employee’s status as an employee on an active employee payroll maintained by the Employer for payment and withholding purposes ends.

5.	Nondisclosure and Non-Competition Condition

The provisions of this paragraph 5 shall apply in addition to (and not in lieu of) the provisions of any Employment Agreement or other agreement between the Employer and the Employee that relate to confidentiality, nondisclosure, non-competition, non-interference, or non-solicitation. Any such provisions remain in full force and effect and may be expanded, but not diminished, by this paragraph.

If the Employee violates the provisions of this paragraph 5 or any other non-compete or other agreement with the Employer, this Award will be forfeited immediately, and no amount will be due or paid to the Employee (or the Employee’s beneficiary) pursuant to this Award.

At any time prior to the date on which payment is made under this Award or this Award expires with no payment due (or if this period is unenforceable by law, then for such period as shall be enforceable), the Employee will not engage in any business offering services related to the current business of the Employer, whether as a principal, partner, joint venturer, agent, employee, salesman, consultant, director or officer, where such position would involve the Employee in any business activity in competition with the Employer. This restriction will be limited to the geographical area where the Employer is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Employer.
At any time prior to the date on which payment is made under this Award or this Award expires with no payment due (or if this period is unenforceable by law, then for such period as shall be enforceable), the Employee will not interfere with or adversely affect, either directly or indirectly, the Employer’s relationships with any person, firm, association, corporation or other entity which is known by the Employee to be, or is included on any listing to which the Employee had access during the course of employment, as a customer, client, supplier, consultant or employee of the Employer; and the Employee will not divert or change, or attempt to divert or change, any such relationship to the detriment of the Employer or to the benefit of any other person, firm, association, corporation or other entity.
At any time prior to the date on which payment is made under this Award or this Award expires with no payment due (or if this period is unenforceable by law, then for such period as shall be enforceable), the Employee shall not, without the prior written consent of the Employer, accept employment, as an employee, consultant or otherwise, with any company or entity which is a supplier of the Employer.
The Employee will not, at any time prior to the date on which payment is made under this Award or this Award expires with no payment due, induce or seek to induce any other employee of the Employer to terminate his or her employment relationship with the Employer.
The Employee acknowledges and agrees that the terms of this Award are confidential, and the Employee shall not at any time disclose the terms of this Award to anyone other than the Employee’s spouse or attorney (and only provided that such individuals agree to and in fact do maintain the confidentiality of this Award).

The Employee acknowledges and agrees that the covenants, restrictions, agreements and obligations set forth in this paragraph 5 are founded upon valuable consideration and are reasonable in duration and geographic scope. The time period and geographical area set forth in this paragraph 5 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. The Employee agrees that in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Employer in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall be extended by any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

6.	Code Section 280G

Notwithstanding any other provision in this Agreement or any Employment Agreement, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by the Company (the “Accountant”) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by the Employer to or for the benefit of the Employee (including any payment, distribution, benefit or entitlement made by any person or entity effecting a “change in control” within the meaning of Section 280G of the Code), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this paragraph (and, if applicable, the provisions of any Employment Agreement that relate to Section 280G of the Code) would be payable to the Employee, exceeds the greatest amount of Parachute Payments that could be paid to the Employee without giving rise to any liability for any excise tax imposed by Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Employee shall not exceed the amount which produces the greatest after-tax benefit to the Employee after taking into account any Excise Tax to be payable by the Employee. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to the Employee, if doing so would place the Employee in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments). Any such reduction shall be applied (i) first against cash payments which are included in full as Parachute Payments, (ii) second from equity awards which are included in full as Parachute Payments, (iii) third from cash payments which are partially included as Parachute Payments and (iv) fourth from equity awards that are partially included as Parachute Payments, in each instance provided that Section 409A of the Code is complied with and the payments to be made later in time are to be reduced before payments to be made sooner in time.

7.	Beneficiary

For all purposes of this Agreement, the Employee’s “beneficiary” shall be the person or entity designated by the Employee, in a writing delivered prior to the Employee’s death to the Company’s Corporate Secretary, to be the Employee’s beneficiary under this Agreement. Should the Employee die prior to designating a beneficiary, then the Employee’s beneficiary for purposes of this Agreement shall be deemed to be the Employee’s surviving spouse or, if none, the Employee’s estate.

8.	Employment Agreement of No Effect on Award

Except as provided in paragraphs 4 and 5 above, the provisions of any Employment Agreement shall have no effect on this Award. By entering into this Agreement, the Employee and the Company agree to waive, modify, and nullify (with respect to this Award) the terms of any Employment Agreement that would require the Company to make any payment with respect to this Award (that is not otherwise due under the terms of this Award) or would require that the Employee be deemed to be employed by the Employer until a date later than the actual date on which the Employee’s employment with the Employer terminates for purposes of determining the extent to which the Employee’s rights under this Agreement will be forfeited.

9.	Payment in Cash

For all purposes of this Agreement, the Company shall be deemed to have paid cash to the Employee (or the Employee’s beneficiary) pursuant to this Agreement as of any date by delivering a cash payment in any commercially acceptable form or depositing such amount into an account specifically identified by the Employee (or the Employee’s beneficiary).

10.	Withholding Requirements

The Employer shall satisfy all federal, state, and local tax withholding requirements related to the Company’s payment of any cash pursuant to this Agreement. The Company shall satisfy such tax withholding requirements by, without any advance notice having to be given to the Employee (or the Employee’s beneficiary), withholding an amount sufficient to meet such requirements from any amounts payable to or with respect to the Employee by the Employer, including from amounts payable other than by reason of this Agreement.

11.	Regulatory Compliance

Notwithstanding any other provision of this Agreement, cash may be distributed by the Company under this Agreement at any time only upon full compliance with all then-applicable requirements of law. This Award is intended to be a short-term deferral exempt from Code Section 409A and shall be construed in accordance with such intent. Notwithstanding the foregoing, the Employer does not represent or warrant that this Award complies with any provision of federal, state, local or other tax law. The Employer has no responsibility for the tax treatment of the Award and the Employee shall be solely responsible for all tax consequences relating to this Award.

12.	Notices

Any notice to the Company relating to this Agreement must be in writing and delivered in person or by registered mail to the Company at the following address, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, Attention: Corporate Secretary, or at such other address as the Company has designated by notice. Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company for payroll purposes or such other address as is specified in a notice filed with the Company.

13.	Administration

This Agreement shall be administered and interpreted by the Committee. The Committee shall have full power and express discretionary authority to administer and interpret the Agreement; to make all factual determinations under the Agreement; to correct any defect, supply any omission or reconcile any inconsistency in this Agreement; and to take any and all other actions it deems necessary or advisable with respect to the administration of the Agreement. Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement shall be determined by the Committee. The Employee hereby agrees to accept any such determination as final, binding, and conclusive for all purposes.

14.	Successors

All rights under this Agreement are personal to the Employee and are not transferable except that, in the event of the Employee’s death, such rights are transferable to the Employee’s legal representatives, heirs, or legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Employee and the Employee’s legal representatives, heirs, and legatees.

15.	Funding; Obligations of the Company; and Limitation on Rights

The liability of the Company under this Agreement is limited to the obligations set forth herein. No term or provision of this Agreement shall be construed to impose any liability on the Company in favor of the Employee with respect to any loss, cost, or expense which the Employee may incur in connection with or arising out of any transaction in connection with this Agreement. This Award is unfunded. The Company is not required to and shall not establish any special or separate fund or make any other segregation of assets to assure payment hereunder. Nothing contained in this Agreement and no action taken hereunder shall create or be construed to create a fiduciary relationship between the Company and the Employee. Under no circumstances shall the Employee or any other person acquire any property interest in any specific assets of the Company. To the extent that the Employee or the Employee’s beneficiary acquires a right to receive payment hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

16.	No Guarantee of Employment

The granting of this Agreement to the Employee does not constitute a contract of employment and does not give the Employee the legal right to be continued as an employee of the Employer. The Employer may deal with the Employee and the terms of the Employee’s employment as if this Agreement did not exist.

17.	Clawback Rights.

This Award is subject to any compensation, clawback and recoupment policies that may be applicable to employees of the Employer, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the Effective Date.

18.	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio, without giving effect to any choice or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Ohio to apply.

19.	Entire Agreement

This Agreement supersedes any other agreement, whether written or oral and including any Employment Agreement, that may have been made or entered into by the Employer and the Employee relating to this Award. Further, this Agreement constitutes the entire agreement by the parties with respect to this Award, and there are no agreements or commitments except as set forth herein.

20.	Amendments and Adjustments

The Committee unilaterally may amend this Agreement at any time to correct any defects or ambiguities or comply with applicable law. In addition, the Committee unilaterally may amend this Agreement to make any equitable adjustment that it deems necessary due to a change in the structure or organization of the Company or any of its subsidiaries or due to any unforeseen or extraordinary event or circumstance. Any such adjustments shall be made in such manner as the Committee deems appropriate in its sole discretion in order to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under this Award.

21.	Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

IN ORDER TO GRANT THIS BUSINESS VALUE AWARD, the Company and the Employee have caused this Agreement to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Agreement.

EMPLOYEE                        CINCINNATI BELL INC.

By
[Name]    Phillip R. Cox, Chairman

Date:                             Date:     May 1, 2018